EXHIBIT 10.1

Executive Officer	Contingent Deferred Unit*	Nonqualified Stock Option
Robert L. Long Chief Executive Officer	75,029	154,763

Gregory L. Cauthen Senior Vice President and Chief Financial Officer	19,745	40,727

Steven L. Newman President and Chief Operating Officer	27,149	56,000

Eric B. Brown Senior Vice President and General Counsel	14,808	30,545

*	Represents target value.